Issuer Free Writing Prospectus filed pursuant to Rule 433

relating to the Preliminary Prospectus Supplement dated

October 14, 2020 and the Prospectus dated October 6, 2020

Registration Statement No. 333-249350

Dated: October 14, 2020

$750,000,000 1.600% Notes due 2030

PRICING TERM SHEET

October 14, 2020

This pricing term sheet relates to the notes referenced above (the “notes”) and should be read together with the preliminary prospectus supplement dated October 14, 2020 and the prospectus dated October 6, 2020 (including the documents incorporated by reference therein) relating to the notes offering before making a decision in connection with an investment in the notes. Terms used but not defined herein have the meanings ascribed to them in the preliminary prospectus supplement.

Issuer:	Franklin Resources, Inc.
Offering Format:	SEC Registered
Expected Ratings:*	A2 (Stable) (Moody’s) A (Stable) (S&P)
Trade Date:	October 14, 2020
Settlement Date:**	October 19, 2020 (T+3)
Security Title:	1.600% Notes due 2030
Principal Amount:	$750,000,000
Maturity Date:	October 30, 2030
Coupon:	1.600%
Interest Payment Dates:	April 30 and October 30, commencing April 30, 2021
Interest Record Dates:	April 15 and October 15
Price to Public:	99.778%
Benchmark Treasury:	0.625% due August 15, 2030
Benchmark Treasury Price and Yield:	99-02 / 0.724%
Spread to Benchmark Treasury:	+90 bps
Yield to Maturity:	1.624%
Proceeds (after underwriting discount and before expenses) to Issuer:	$743,460,000 (99.128% of principal amount)
Optional Redemption:

The notes may be redeemed prior to July 30, 2030 in whole or in part at any time, at the Issuer’s option, at the Make-Whole Call redemption price (as described under “Description of the Notes – Optional Redemption” in the preliminary prospectus). In the case of any such redemption, the Issuer will also pay accrued and unpaid interest, if any, to, but not including, the redemption date.

The notes may be redeemed on or after July 30, 2030 in whole or in part at any time, at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the notes to be redeemed to, but not including, the redemption date.

Make-Whole Call:	T + 15 bps

Day Count:	30/360

Minimum Denomination / Multiples:	$2,000 / $1,000

CUSIP:	354613 AL5

ISIN:	US354613AL54

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC UBS Securities LLC Wells Fargo Securities, LLC

Co-Managers:	BBVA Securities Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC MUFG Securities Americas Inc. RBC Capital Markets, LLC Standard Chartered Bank

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

It is expected that delivery of the notes will be made against payment therefor on or about October 19, 2020, which will be the third business day following the date hereof (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any day prior to two business days before delivery will be required to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement for this offering if you request it by calling BofA Securities, Inc. at 1-800-294-1322 or Citigroup Global Markets Inc. at 1-800-831-9146.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another e-mail system.